Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Micropolis Holding Company

We hereby consent to the inclusion in this Registration Statement of Micropolis Holding Company and its subsidiary (the “Company”) on Form F-1 amendment No. 5 of our report dated September 27, 2024, except for Notes 5 as to which the date is November 21, 2024 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in this Registration Statement on Form F-1 amendment No. 5.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

January 10, 2025